Exhibit 10.2
Stock Option Agreement
Pursuant To
The Hain Celestial Group, Inc. Amended and Restated
2002 Long Term Incentive and Stock Award Plan

(A)	Optionee:	Irwin D. Simon	Employee ID _______________

(B)	Grant Date:	[ ]

(C)	Shares:	[ ]

(D)	Vesting Schedule:	[ ]
[ ]
[ ]
[ ]

(E)	Expiration Date:	[ ]

(F)	Exercise Price:	[ ]

(G)	Option Type:	Non Qualified Stock Option (NQSO)
The Hain Celestial Group, Inc. (“Company”) has granted you an option to purchase the number of shares of Common Stock of the Company shown in item (C) above (the “Shares”) at the Exercise Price per share shown in item (F) above. This option is subject to the terms of the Company’s 2002 Amended and Restated Long Term Incentive and Stock Award Plan (“Plan”) and to the terms and conditions set forth in this Stock Option Agreement under the Plan (“Agreement”). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Plan.
The details of your option are as follows:
1.	Term:
The term of this option commences on the Grant Date shown in item (B) above and, unless it expires earlier due to your termination of service as provided in Section 4 below, the option will expire at the close of business on the Expiration Date shown in item (E) above.
2.	Exercise Schedule:
(a)	This option will vest and become exercisable in installments on the schedule indicated in item (D) above.

(b)	However, in the event that your service is terminated in a manner which results in accelerated vesting of your equity Awards pursuant to your employment agreement dated as of July 1, 2003, as amended from time to time, the provisions of which, except as set forth in the following sentence, are incorporated by reference (the “Employment Agreement”), then any portion of this option which has not yet vested shall become vested and exercisable in accordance with the terms of the Employment Agreement. Notwithstanding the foregoing, for purposes of this option, the definition of “Termination for Good Reason” contained in your Employment Agreement shall be modified such that the failure to re-elect you as Chairman of the Board shall not constitute “Good Reason” as long as you continue to serve as the Chief Executive Officer of the Company.
3.	Limitation on Incentive Stock Options:
If this option is intended to be treated as an incentive stock option as defined in Section 422 of the Code (see item (G) above), then to the extent that the aggregate fair market value (determined at the time of grant) of shares of the Company with respect to which incentive stock options are exercisable for the first time by you during any calendar year under all plans of the Company or its parent or subsidiary corporations exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonqualified stock options. It should be understood that there is no assurance that this option will, in fact, be treated as an incentive stock option.
4.	Accelerated Termination of Option Term:
(a)	Termination of Service Other Than for Cause. If, prior to the Expiration Date of the option, your service is terminated for any reason other than due to termination of your service for cause (as defined your Employment Agreement) you (or after your death, your estate or designated beneficiary) can exercise the portion, if any, of the option that was vested and exercisable at the time of such termination for three months following the termination (or six months in the case of termination due to your death), but in no event beyond the Expiration Date. Any portion of the option that is either not exercisable at the time of termination or which is not exercised by the end of the three month period after termination (or six month period in the case of termination due to your death) will automatically terminate and be forfeited. Unless otherwise determined by the Committee, no further vesting will occur after your termination of service for any reason. Notwithstanding the foregoing, special exercise provisions will apply (in accordance with Section 5(d)) if your death occurs within ninety (90) days before the Expiration Date and your estate or designated beneficiary does not elect to exercise your vested options on or before the first business day immediately preceding the Expiration Date.

(b)	Termination for Cause. If, prior to the Expiration Date of the option, your service is terminated for cause (as defined your Employment Agreement), any unexercised portion of the option (whether or not exercisable) will immediately terminate and be forfeited.

(c)	Death after Termination of Service. If you die after your service has terminated and at a time when all or a portion of the option remains exercisable, your estate or designated beneficiary can exercise that portion of the option that remains exercisable for six months following your death (but not beyond the Expiration Date). Any portion of the option that is not exercised by the end of the six month period will automatically terminate and be forfeited. Notwithstanding the foregoing, special exercise provisions will apply (in accordance with Section 5(d)) if your death occurs within ninety (90) days before the Expiration Date and your estate or designated beneficiary does not elect to exercise your vested options on or before the first business day immediately preceding the Expiration Date.

(d)	Service. For purposes of this Agreement, you will be treated as continuing to provide “service” as long as you are an employee or consultant of the Company or one or more of its Subsidiaries, and you will be treated as a consultant for so long as you are actively rendering consulting services on a periodic basis to the Company or one or more of its Subsidiaries.
5.	Manner of Exercising Option:
(a)	In order to exercise this option with respect to all or any part of the Shares for which this option is at the time exercisable, you (or in the case of exercise after your death, your executor, administrator, heir or beneficiary, as the case may be) must take the following actions:
(i)	Provide the Secretary of the Company with written notice of such exercise, specifying the number of Shares with respect to which the option is being exercised,

(ii)	pay the Exercise Price for the purchased Shares in one or more of the following alternative forms: (A) full payment in cash or by check payable to the Company’s order; (B) full payment in shares of Common Stock of the Company held for at least six months and valued at fair market value on the exercise date; (C) full payment in combination of shares of Common Stock of the Company held for at least six months and valued at fair market value on the exercise date and cash or check payable to the Company’s order; or (D) to the extent the Committee authorizes payment effected as a “cashless exercise” through a broker-dealer sale and remittance procedure pursuant to which you (I) will provide irrevocable written instructions to the designated broker-dealer to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, State and local income and employment taxes required to be withheld by the Company by reason of such purchase and (II) will provide written directives to the Company to deliver the certificates for the purchased shares directly to such broker-dealer, and

(iii)	furnish to the Company appropriate documentation that the person or persons exercising the option, if other than you, have the right to exercise this option.
(b)	In no event may this option be exercised for any fractional share.

(c)	You hereby agree to make appropriate arrangements with the Company or subsidiary thereof by which you are employed or retained for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option.

(d)	Notwithstanding anything in this Agreement to the contrary, in the event of your death within ninety (90) days before the Expiration Date, if your estate or designated beneficiary does not exercise your vested options, then, provided the exercise price of your vested options is less than the then fair market value of the Common Stock on the first business day immediately preceding the Expiration Date, then your estate or designated beneficiary will be deemed to have exercised the vested options on such date and given permission to the Company to effectuate a “cashless exercise” through a broker-dealer sale procedure pursuant to which a broker selected by the Company will be provided irrevocable written instructions to effect the immediate sale of all of the shares underlying these options and remit to the Company, out of the sale proceeds, an amount equal to the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, State and local income and employment taxes required to be withheld by the Company by reason of such purchase. The remaining sales proceeds will be transferred to your estate or beneficiary, as applicable
6.	Transferability:
(a)	Nontransferability for Incentive Stock Options. If this option is intended to be an incentive stock option (see item (G) above), then the option may not be assigned or otherwise transferred in any manner other than by will or by the laws of descent and distribution (except pursuant to a beneficiary designation), and it may be exercised during your lifetime only by you.

(b)	Limited Transferability for Nonqualified Stock Options. If this option is intended to be a nonqualified stock option (see item (G) above), then this option may be assigned or otherwise transferred by you in the following circumstances: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Board of Directors of the Company or any committee thereof; or (iii) to members of your immediate family, to a trust, partnership or other entity established for the exclusive benefit, or whose owners are comprised, of solely one or more members of your immediate family and/or you. Any option held by a transferee will continue to be subject to the same terms and conditions that were applicable to the option immediately prior to the transfer, except that the option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes of the above, “immediate family” means your children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brother and sisters), nieces, nephews, in-laws and relationships arising because of legal adoption.
7.	Privilege of Stock Ownership:
You will not have any rights of a shareholder with respect to the Shares until you have exercised the option, paid the Exercise Price and been issued a stock certificate for the purchased shares.
8.	Notices:
Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company in care of its Secretary at its corporate offices. Any notice required to be given or delivered to you will be in writing and addressed to you at the address indicated below your signature line herein. All notices will be deemed to be given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified. In addition, the Company may prescribe or permit other forms of notice (including, but not limited to electronic methods and overnight delivery services) for the provisions of any notice that is required to be given or delivered pursuant to this Agreement.
9.	Incorporation of Plan; Construction:
This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The terms of the Plan are incorporated herein by reference. Any dispute regarding the interpretation of this Agreement will be submitted to the Committee for resolution. The decision of the Committee or will be final, binding and conclusive.

The Hain Celestial Group, Inc.
By:
NAME/TITLE

Dated:

     I hereby agree to be bound by the terms and conditions of this Agreement and the Plan.

By:

Dated: